[LETTERHEAD OF EXACTECH]

News Release

FOR IMMEDIATE RELEASE

Exactech Q1 Revenue Up 8% to $22.6M

Net Income $1.2M or $0.10 Diluted EPS.

Gainesville, FL, April 27, 2005 — Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for the first quarter of 2005 increased 8% to $22.6 million from $21.0 million in the first quarter of 2004. Net income for the quarter was $1.2 million, or $0.10 per diluted share, compared with $1.9 million, or $0.16 per diluted share, in the first quarter of 2004.

Exactech Chairman and CEO Bill Petty, MD, said, “Sales of knee implant products led by our Optetrak® line increased 1% in the quarter to $13.0 million from $12.8 million a year ago. While this was a record quarter in knee sales, it was not as strong as we originally anticipated due to challenges in rolling out new product lines and associated instrument sets. Hip product sales were $4.0 million compared with $4.2 million in the first quarter of 2004. As we referenced in our updated guidance earlier this month, we feel that our challenges with supply chain issues have temporarily impacted our ability to meet complete demand for some of our new and existing hip and knee products. Revenue from tissue services rose 2% to $2.63 million compared with $2.58 million in last year’s first quarter.”

Petty said, “U.S. sales grew 7% to $18.5 million from $17.2 million in the comparable quarter of 2004, while international sales increased 9% to $4.1 million during the quarter from $3.8 million in the first quarter of 2004.”

Chief Financial Officer Jody Phillips said, “Total operating expenses in the quarter rose 18% to $13.0 million. As a percentage of sales, operating expenses were 57% compared with 53% in the first quarter last year. Sales and marketing expenses for the quarter increased 18% to $7.2 million from $6.1 million in the first quarter last year. This increase reflects the consolidation of our Chinese subsidiary subsequent to the January 2005 acquisition of our joint venture partner’s interest, as well as product promotional costs for our upcoming product releases. Research and development expenses increased 35% to $1.4 million from $1.1 million in the first quarter of last year. The gross margin was 66.2% compared to 66.9% in the prior comparable quarter and were lower than our original expectations due to slower-than-planned cost improvements with internal and external production.”

Looking forward, Exactech anticipates revenue for the year 2005 of $88.0 million to $94.0 million. The company anticipates diluted earnings per share for the year 2005 in the range of $0.52 to $0.58. For the second quarter ending June 30, 2005, the company targets revenue in the range of $21.0 million to $23.0 million and diluted earnings per share in the range of $0.12 to $0.14. The foregoing statements regarding targets for the quarter and the year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

The results referenced above and the attached financial statements are unaudited.

The company has scheduled a conference call on Thursday, April 28 at 9 a.m. Eastern. To participate, call (800) 510-9834 pass code 17754252 any time after 8:55 a.m. on April 28. International callers should dial (617) 614-3669, pass code 17754252.

A live and archived webcast will be available on the Internet for 90 days athttp://phx.corporate-ir.net/playerlink.zhtml?c=75925&s=wm&e=1047835.Viewers will need Windows Media Player or Real Player to listen to the broadcast.

An investment profile on Exactech may be found on the website http://www.hawkassociates.com/exactech/profile.htm. Information contained on this website is not part of this press release.

Additional information about Exactech, Inc. can be found on the website http://www.exac.com. An online virtual investor relations kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website http://www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third-party manufacturers to produce components on a basis that is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended March 31,
	2005	2004
NET SALES	$22,607	$20,977
COST OF GOODS SOLD	7,638	6,952

Gross profit	14,969	14,025

OPERATING EXPENSES:
Sales and marketing	7,156	6,088
General and administrative	2,551	2,285
Research and development	1,430	1,061
Depreciation and amortization	1,149	949
Royalties	689	620

Total operating expenses	12,975	11,003

INCOME FROM OPERATIONS	1,994	3,022

OTHER INCOME (EXPENSE):
Interest income	25	6
Interest expense	(102)	(57)
Foreign currency exchange gain (loss)	(49)	40

Total other income (expense)	(126)	(11)

INCOME BEFORE INCOME TAXES	1,868	3,011

PROVISION FOR INCOME TAXES	618	1,018

INCOME BEFORE EQUITY IN NET LOSS OF
OTHER INVESTMENTS	1,250	1,993

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(92)	(102)

NET INCOME	$1,158	$1,891

BASIC EARNINGS PER SHARE	$0.10	$0.17

DILUTED EARNINGS PER SHARE	$0.10	$0.16

SHARES—BASIC	11,151	11,025

SHARES—DILUTED	11,565	11,467

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$620	$490
Trade receivables, net of allowance of $327 and $261	17,796	16,780
Income taxes receivable	—	22
Prepaid expenses and other assets, net	615	880
Inventories	35,895	31,172
Deferred tax assets	728	545

Total current assets	55,654	49,889

PROPERTY AND EQUIPMENT:
Land	1,015	865
Machinery and equipment	12,183	11,385
Surgical instruments	19,010	16,998
Furniture and fixtures	1,909	1,781
Facilities	8,871	8,120

Total property and equipment	42,988	39,149
Accumulated depreciation	(15,488)	(14,396)
Facilities expansion in progress	11	—

Net property and equipment	27,511	24,753

OTHER ASSETS:
Product licenses and designs, net	1,179	600
Deferred financing costs, net	129	143
Notes receivable—related party	1,031	1,028
Other investments	689	809
Advances and deposits	282	227
Patents and trademarks, net	4,440	4,530
Goodwill	352	—

Total other assets	8,102	7,337

TOTAL ASSETS	$91,267	$81,979

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,860	$6,944
Income taxes payable	298	—
Line of credit	2,936	—
Current portion of long-term debt	815	815
Commissions payable	1,719	1,441
Royalties payable	703	570
Other liabilities	2,123	1,898

Total current liabilities	19,454	11,668

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,729	3,843
Long-term debt, net of current portion	6,503	6,631

Total long-term liabilities	10,232	10,474

Total liabilities	29,686	22,142

SHAREHOLDERS' EQUITY:
Common stock	112	112
Additional paid-in capital	22,959	22,373
Retained earnings	38,510	37,352

Total shareholders' equity	61,581	59,837

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$91,267	$81,979